Exhibit 99.1

Republic Bank & Trust Company Looks Forward to a Fair and Objective Hearing Related to an Amended Notice of Charges from the FDIC

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 5, 2011--Following the conclusion of the best quarterly earnings results in Republic Bancorp’s history, Republic Bank & Trust Company (the “Bank”), a wholly-owned subsidiary of Republic Bancorp, has been served with an Amended Notice of Charges (the “Amended Notice”) on May 3, 2011 from the Federal Deposit Insurance Corporation (the “FDIC”) primarily regarding its tax business. A copy of the Amended Notice is set forth as Exhibit 99.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2011.

The FDIC’s initial Notice of Charges was originated against the Bank on February 9, 2011, seeking the Bank’s exit from the Refund Anticipation Loan (“RAL”) business. The stated basis for the February 9th Notice was that the FDIC had concluded that “the Bank currently uses a deficient credit underwriting process that may not have current tax liens and may not appropriately address the variety of variables necessary to establish default and loss probabilities during the 2011 tax season.” The FDIC further asserted in the February 9th Notice that “operating the RAL program without sufficient underwriting or the benefit of the DI is an unsafe or unsound practice, and subjects the Bank to abnormal risk.”

Since service of the February 9th Notice, the RAL business has proceeded and the lending phase of the current tax season is complete. The Bank is pleased to report that only 1.61% of its RALs remain unpaid as of the date of this release. Once again, the Bank’s RAL underwriting model performed as designed for the 16th consecutive year, and with a much lower default rate than many other forms of traditional consumer credit.

The concerns expressed by the FDIC with regard to the Bank’s underwriting of financial risk on RALs during this tax season, we believe, were proven to be unfounded in light of our performance. We are disappointed that the FDIC has followed up on this success with an Amended Notice with further claims of violations associated with the business as well as a proposed assessment of a Civil Money Penalty against the Bank in the amount of $2 million.

The Amended Notice follows the Bank’s successful tax season and represents an effort that involved hundreds of federal examiners simultaneously visiting the Bank and 250 tax offices that offered the Bank’s tax products. These unannounced visitations began on February 15, 2011, just days following the issuance of the February 9th Notice and the Bank’s respectful disagreement with the FDIC’s conclusions about the safety or soundness of its RAL business. The Bank looks forward to a fair and objective hearing on all the FDIC’s claims and remains optimistic that the prescribed administrative process will enable us to properly present information that will support the Bank’s disagreement with the FDIC’s claims.

With our recent recognition in the American Banker Magazine identifying us as the 4th best performing bank in the country we are proud to be considered among the best capitalized, highest performing and most community minded banks in the country and we will continue our pledge to share our success with the communities we serve.

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and Chief Executive Officer